UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number: 333-103927-05

Merrill Lynch Mortgage Investors, Inc.
(depositor with respect to Terwin Mortgage Trust Asset-Backed Certificates, Series TMTS 2003-2HE)

(Exact name of registrant as specified in its charter)

c/o 401 South Tryon, Street, 12th Floor Charlotte, NC 28288-1179

(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Terwin Mortgage Trust Asset-Backed Certificates, Series TMTS 2003-2HE, Class A
Terwin Mortgage Trust Asset-Backed Certificates, Series TMTS 2003-2HE, Class M-1
Terwin Mortgage Trust Asset-Backed Certificates, Series TMTS 2003-2HE, Class M-2
Terwin Mortgage Trust Asset-Backed Certificates, Series TMTS 2003-2HE, Class B
Terwin Mortgage Trust Asset-Backed Certificates, Series TMTS 2003-2HE, Class R

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to Terminate or suspend the duty to file reports

Rule 12g-4(a)(1)(i) [ ] Rule 12g-4(a)(1)(ii) [ ] Rule 12g-4(a)(2)(i) [ ] Rule 12g-4(a)(2)(ii) [ ]	Rule 12h-3(b)(1)(i) [ ] Rule 12h-3(b)(1)(ii) [ ] Rule 12h-3(b)(2)(i) [ ] Rule 12h-3(b)(2)(ii) [ ] Rule 15d-6 [ X ]

Approximate number of holders of record as of the certification or notice date: 5

Pursuant to the requirements of the Securities Exchange Act of 1934 Wachovia Bank, National Association, as trustee on behalf of Terwin Mortgage Trust Asset-Backed Certificates, Series TMTS 2003-2HE has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: June 23, 2005	By: /s/ Thomas Musarra Name: Thomas Musarra Title: Vice President